Exhibit 99.1

Contacts:	Donna Sitkiewicz (Media)	Mark Magnesen (Investors)
	847-646-5770	847-646-3194
	donna.sitkiewicz@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Reports Third Quarter 2004 Results

•                  Net Revenues Up 4.7%, With Ongoing, Constant Currency Revenues Up 4.0%

•                  Diluted E.P.S. Of $0.46 (Including $0.02 In Asset Impairment Charges And Exit And Implementation Costs For The Restructuring Program) Down $0.01, Or 2.1%, Versus 2003

•                  Cost Restructuring Program On Track To Deliver Targeted Savings

•                  2004 Full Year E.P.S. Guidance Range Narrowed To $1.56-$1.60 (Including $0.30 In Asset Impairment Charges And Exit And Implementation Costs For The Restructuring Program)

NORTHFIELD, IL – October 18, 2004 – Kraft Foods Inc. (NYSE: KFT) today reported third quarter 2004 results, including growth in net revenues of 4.7% driven by new products, the impact of increased marketing spending, currency, and commodity-driven pricing.  Diluted earnings per share of $0.46 were down 2.1% versus 2003, as the positive impacts of the company’s Sustainable Growth Plan on revenue growth and restructuring savings and a favorable tax rate were more than offset by higher commodity costs and the costs to implement the Sustainable Growth Plan.  The company narrowed its 2004 full year earnings per share guidance range to $1.56-$1.60 (including an estimated $0.30 per share in asset impairment charges and exit and implementation costs for the restructuring program), excluding any impact from changes to its portfolio.

“We made good progress against the key elements of our Sustainable Growth Plan in the third quarter, and our results keep us on track to deliver full year revenue, earnings and cash flow in line with our guidance,” said Roger Deromedi, Chief Executive Officer of Kraft Foods.  “Most importantly, our top-line growth rate sequentially improved in the quarter, particularly in North America.  In the U.S., new products are gaining traction and increased marketing spending is having its intended effect.  We continued our first half momentum in key businesses like cheese and meat, while improving the growth trends in biscuits and pizza.  Internationally, revenues also increased, although the improvement was less than anticipated, and we continued to face challenges in the retail and competitive environments in a few key markets, especially France.”

Third Quarter Results

Third quarter diluted earnings per share were down 2.1% ($0.01 per share) versus the prior year as lower operating income was partially offset by tax favorability.  Earnings per share were impacted by increased commodity costs ($0.09 per share), higher in-market spending ($0.06 per share), asset impairment charges and exit and implementation costs for the restructuring program ($0.02 per share), restricted stock expense and post-employment benefit costs (together $0.01 per share), and an unfavorable net impact related to the sales of businesses ($0.01 per share), partially offset by a favorable tax adjustment ($0.04 per share), restructuring savings ($0.02 per share), impact of fewer shares outstanding ($0.01 per share) and all other operations ($0.11 per share).

Net revenues increased 4.7% to $7,831 million driven by volume/mix excluding acquisitions (2.7 pts.), favorable currency (1.2 pts.), net pricing (0.8 pts.) and acquisitions (0.5 pts.), partially offset by the impact of divestitures (0.4 pts.).  Ongoing, constant currency revenue(1) growth of 4.0% represents solid sequential improvement from the first quarter, which was up 0.8%, and second quarter, which was up 2.0%.  Ongoing volume was up 3.2%, driven in large part by acquisitions, which contributed 2.4 percentage points of growth.

Kraft North America Commercial (KNAC) net revenues were up 5.2% to $5,471 million, with ongoing, constant currency revenues up 5.1% (including 0.7 pts. from acquisitions), driven by the impacts of increased marketing, new products and commodity-driven price increases in cheese and foodservice.  This growth rate is an improvement from the first quarter at 1.2% and second quarter at 3.0%.  Kraft International Commercial (KIC) net revenues were up 3.6% to $2,360 million, including the impacts of divestitures and currency.  Ongoing, constant currency revenues in KIC were up 1.6% as solid growth in Germany, Russia and Brazil was partially offset by the impact of increased competition and trade inventory reductions in France and Venezuela.  This growth rate is also an improvement versus the first and second quarter results, which were essentially flat to prior year.

The company continued to invest in its brands with in-market spending up approximately $160 million pre-tax in the quarter, resulting in higher spending of approximately $400 million pre-tax through nine months.  As was the case in the first half, the spending increase was largely focused in North America (representing more than 90% of the increase).  On a year-to-date basis, businesses with increased marketing spending of at least 10% delivered ongoing, constant currency revenue growth of more than 6% in aggregate.  In the company’s top 25 North American categories (based on operating companies income, or OCI), market share in the third quarter (according to A.C. Nielsen data including Wal-Mart) was up in categories representing 58% of the OCI.  These results reflect solid improvement from second quarter results, which had shares up in 52% of the OCI.  In many categories, increased marketing spending supported new product launches, which were a key contributor to improved top-line growth.  Early results have been particularly strong for Nabisco 100 Calorie Packs, Honey Maid Oatmeal Cookies and DiGiorno Thin Crispy Crust

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the growth prospects of the business on a go-forward basis, and provides improved comparability of results.

Pizza in the U.S., Milka M-joy chocolate tablets in Europe and Tang product line extensions in developing markets.

Commodity costs were up approximately $225 million in the quarter, with dairy costs representing the most significant increase due to the carryover impact from the record high cheese markets in the second quarter.  In the third quarter, the U.S. barrel cheese market moved more in line with historical levels, averaging $1.50 per lb., down $0.04 per lb. versus last year.  Additionally, in the third quarter, coffee, meat, energy and packaging all increased significantly versus last year.

Increased post-employment benefit costs (primarily pensions) and restricted stock expense were up $34 million pre-tax in the quarter, which includes a partial offset of $12 million as a result of the Medicare Prescription Drug Act.

The previously announced restructuring program progressed on track, with third quarter activities focused on implementing the 12 facility exits and closures announced in the first half of the year.  Third quarter pre-tax charges from the program totaled $61 million, while savings were $43 million.  On a year-to-date basis, pre-tax charges from the program were $508 million and savings were $84 million.

The company’s third quarter average tax rate was 28.4%, which was lower than its second half tax rate guidance of 32.0%.  The lower rate resulted from a net $76 million favorable resolution of an outstanding tax item.  The company previously announced that it expected this tax favorability to occur either in the third or fourth quarter.  The company’s second half average tax rate guidance is unchanged.  Therefore, a favorable third quarter EPS impact versus guidance of $0.02 per share is expected to be offset by an unfavorable $0.02 per share impact in the fourth quarter versus the second half average tax rate guidance.

Year-to-date discretionary cash flow(2) through three quarters of $1,914 million declined $148 million versus prior year, due primarily to voluntary contributions to the company’s pension plans of $320 million and lower earnings, partially offset by lower capital spending.

During the quarter, the company declared a regular quarterly dividend of $0.205 per common share, a 13.9% increase versus the prior quarterly dividend, and repurchased 5.2 million shares of Class A common stock for $162 million.  To date, the company has spent $537 million (including $50 million in December 2003) to purchase 17.0 million shares under a two-year, $700 million stock repurchase program authorized in December 2003.  The company expects to complete the $700 million program in the fourth quarter of 2004.

(2) The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities.

Outlook

The company narrowed its full year 2004 diluted earnings per share guidance range to $1.56-$1.60, including an estimated $0.30 per share impact from asset impairment charges and exit and implementation costs for the restructuring program.  The company also narrowed the pre-tax range for its full year increased investment in consumer marketing and price gap management to $525-$575 million versus 2003.  For the full year, the company projects a negative pre-tax impact from commodities of more than $750 million versus last year, higher than previous estimates due primarily to continued high costs for coffee, meat, energy and packaging.  On its restructuring program, the company projects full year pre-tax asset impairment charges and exit and implementation costs of $750-$800 million (after-tax equivalent of approximately $0.30 per share) and pre-tax savings of $120-$140 million, both of which are consistent with previous guidance.  The company projects a fourth quarter effective tax rate of approximately 35.5%, yielding a full year effective tax rate of approximately 33.0%.  The company continues to review its businesses for potential divestitures and acquisitions, and current projections assume no change in the company’s portfolio.  The company maintained its full year 2004 discretionary cash flow guidance of $2.6 billion.

The company continues to project full year ongoing, constant currency revenue growth of around 3%.  This guidance reflects sequential improvement in revenue growth in the fourth quarter versus the first three quarters driven by an increased impact from new products, momentum behind increased marketing spending, growth from recent trademark licensing agreements and acquisitions, and the full impact of pricing actions taken earlier in the year.

The company also reiterated several items that it previously indicated would impact 2005 earnings.  Positive business drivers are expected to include continued top line momentum from increased marketing spending, the impact of new products, lower costs associated with the restructuring program versus 2004, and incremental restructuring savings.  Related to its restructuring program, the company continues to project pre-tax asset impairment charges and exit and implementation costs of $330-$360 million (after-tax equivalent of approximately $0.13 per share), which is down from $750-$800 million (after-tax equivalent of approximately $0.30 per share) in 2004.  The incremental pre-tax savings from the restructuring program are projected at $130-$150 million (after-tax equivalent of $0.05 per share), and will be reinvested to build brand value.  The impact of changes in commodity costs and currencies in 2005 remains uncertain.  Within its commodities, dairy costs are expected to be lower than their record highs in 2004; however, energy and packaging are projected to be higher.  The difficult retail operating environment experienced in certain regions in 2004, particularly in Europe, is expected to continue.  The company anticipates higher post-retirement costs (primarily pensions) in 2005, largely as a result of lower than planned returns on pension assets (net of a benefit from discretionary cash contributions), which will result in an incremental non-cash earnings impact equivalent to $0.05-$0.07 per share.  The upper end of the range reflects potential adjustments to the company’s pension accounting assumptions, including the current long-term return on assets assumption of 9.0% and discount rate of 6.25%.  The move to restricted stock as the company’s stock-based compensation program in 2003 is expected to impact 2005 earnings by an incremental $0.03 per share.  The company will provide its full 2005 outlook concurrent with its fourth quarter earnings release in late January 2005.

As described in “Note 13, Segment Reporting” of Kraft Foods Inc.’s 2003 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

The market shares included in the Kraft North America Commercial section below are according to A.C. Nielsen data including Wal-Mart.

Kraft North America Commercial

Operating companies income declined 4.4% to $1,074 million due to increased commodity costs, higher marketing spending, increased post-employment benefit costs, and asset impairment charges and exit and implementation costs for the restructuring program of $19 million, partially offset by the contributions from volume growth and pricing.

Net revenues increased 5.2% to $5,471 million driven by volume and mix excluding acquisitions (2.9 pts.), net pricing (1.5 pts.), acquisitions (0.7 pts.) and favorable currency (0.2 pts.), with a minor offset from product returns associated with the company’s SKU rationalization program (0.1 pts.).  Ongoing, constant currency revenues grew 5.1% as volume growth and commodity-driven pricing on cheese, meats, pizza, cereal and foodservice were partially offset by increased promotional spending.  Ongoing volume was up 4.5% due to acquisitions (3.5 pts.) and growth across much of the portfolio including cheese, biscuits, snack nuts, meat, and pizza, driven by increased marketing spending and new products.  These gains were partially offset by the impacts of trade inventory reductions in ready-to-drink beverages and challenges in confections.

Following are third quarter results by segment for KNAC:

U.S. Beverages and Grocery net revenues increased 3.0% due to the Veryfine acquisition (2.4 pts.), growth in Coffee and pricing in Cereals, partially offset by higher promotional spending.  Volume growth of 6.9% was driven by acquisitions (8.5 pts.), partially offset by a decline in Desserts.  The integration of the Veryfine acquisition progressed on track, and distribution of Fruit2O flavored waters continued to expand.  Excluding the impact of the acquisition, Beverages volume was down due to trade inventory reductions and ready-to-drink category softness, moderated by share gains and growth from new items, including Capri Sun Fruit Waves and Kool-Aid Jammers 10 beverages.  Lower volume in Desserts reflected consumption softness in sugar-based varieties, partially offset by continued growth in sugar-free products.  Cereals volume was flat, as the contribution from new products mitigated the impacts of competitive new product entries and low carbohydrate diets.  In Coffee, the expansion of the Starbucks coffee licensing agreement drove volume gains and favorable mix.  Segment OCI decreased 5.7% to $363 million due to higher marketing spending and increased commodity and post-employment benefit costs, partially offset by the contribution from volume growth.

U.S. Snacks net revenues were up 0.9% as volume growth of 3.5% was partially offset by adverse product mix (i.e., growth in Salted Snacks and decline in Confections) and product returns associated with the company’s SKU rationalization program.  Biscuit volume was up mid-single digits, reflecting the impact of new products such as Nabisco 100 Calorie Packs, Golden Oreo cookies, and Honey Maid whole grain oatmeal cookies.  Salted snacks volume was up high single digits, as the category continued to benefit from the positive nutritional profile of nuts.  Confections volume was down high single digits due to category softness, increased competition and difficult prior year comparisons.  Segment OCI declined 5.2% to $218 million due to higher marketing spending, increased commodity costs, and asset impairment charges and exit and implementation costs for the restructuring program of $17 million, partially offset by the contribution from volume growth and the absence of high product returns associated with new products incurred in the prior year.

U.S. Cheese, Canada & North America Foodservice net revenues grew 10.2% as volume growth of 3.3%, commodity-driven price increases in Cheese and Foodservice, and favorable currency were partially offset by higher promotional spending to manage cheese price gaps.  Cheese revenues were up double-digits, volume was up mid-single digits and market shares increased in all key segments, including cream cheese (2.5 pts.), process slices (2.3 pts.), and natural cheese (2.0 pts.).  Foodservice volume was up due to the Veryfine beverage acquisition and strength in national accounts.  Segment OCI declined 1.0% to $284 million due to increased commodity and post-employment benefit costs and higher marketing spending, partially offset by the contributions from volume growth, pricing and favorable currency.

U.S. Convenient Meals net revenues were up 4.8% behind volume growth of 2.6% and commodity-driven price increases in Meat and Pizza.  Oscar Mayer volume was up with solid share gains in cold cuts and hot dogs.  Pizza grew volume and share behind new products including DiGiorno Thin

Crispy Crust Pizza, DiGiorno Microwave Rising Crust Pizza and Tombstone Brick Oven Style Pizza.  Segment OCI declined 5.9% to $209 million due to increased commodity and post-employment benefit costs and higher marketing spending, partially offset by pricing and the contribution from volume growth.

Kraft International Commercial

Operating companies income decreased 32.2% to $227 million, as asset impairment charges and exit and implementation costs for the restructuring program of $42 million, unfavorable net impact related to the sale of businesses of $31 million, higher marketing spending, increased product costs and the loss of income from divested businesses were partially offset by the contributions from higher ongoing volume, favorable mix and currency.

Net revenues increased 3.6% to $2,360 million driven by favorable currency (3.3 pts.) and higher ongoing volume and positive mix (2.4 pts.), partially offset by the impact of divestitures (1.3 pts.) and net price reductions (0.8 pts.).  Ongoing, constant currency revenues grew 1.6%, reflecting improvement from the first half of the year.  Ongoing volume was up slightly, with solid overall growth in the Europe, Middle East and Africa segment despite softness in France, largely offset by a decrease in the Latin America and Asia Pacific segment, where a few key Latin American markets declined due to trade inventory reductions and price competition.

Following are third quarter results by segment for KIC:

Europe, Middle East & Africa (EMEA) net revenues increased 6.1% as favorable currency, volume gains and positive mix were partially offset by the impact of divestitures and net price reductions to manage price gaps.  Volume increased 1.5%, as growth in ongoing business of 2.8% was partially offset by prior year divestitures (1.3 pts.).  Ongoing volume was up due to growth in Germany and Russia, partially offset by a decline in France due to price competition and retailer inventory reductions in anticipation of lower government-encouraged prices.  Segment OCI decreased 28.6% to $170 million, reflecting asset impairment charges and exit and implementation costs for the restructuring program of $39 million, lower pricing, higher marketing spending and the absence of a prior year gain on the sale of businesses of $23 million, partially offset by favorable currency and volume growth.

EMEA beverages volume increased, driven by growth in both coffee and refreshment beverages. Coffee volume benefited from additional promotional investments in Germany and cooler weather versus the prior year heat wave, partially offset by a decline in France, which was impacted by price competition and trade inventory reductions.

EMEA snacks volume grew strongly, driven by confectionery gains in most countries, benefiting from cooler weather versus last year, increased trade purchases following a second quarter national transportation strike in Norway and new products, including Milka M-joy chocolate tablets.

EMEA cheese volume was lower, impacted by the divestiture of the Invernizzi business in Europe.  Ongoing cheese volume grew mid-single digits driven by gains in all key markets, with increases in Philadelphia cream cheese in Germany, Dairylea slices in the United Kingdom and Sottilette cheese in Italy.  EMEA grocery volume decreased, due primarily to less outdoor cooking in Germany reflecting the cooler weather versus last year.

Latin America & Asia Pacific (LAAP) net revenues decreased 2.8% as unfavorable currency and lower volume were partially offset by favorable mix and pricing.  Volume was down 3.2%, with the decline concentrated in Venezuela, Peru and Mexico.  Segment OCI decreased 41.2% to $57 million, impacted by lower volume, higher marketing spending, increased product costs, and a loss on the sale of the Iracema nuts business in Brazil of $8 million, moderated by favorable pricing.

LAAP snacks volume was down, as declines in biscuits in Venezuela and Peru due to trade inventory reductions and in Brazil and China due to increased competition were partially offset by growth in confectionery in Brazil.

LAAP beverages volume decreased as a decline in Mexico due to price competition from the carbonated beverage segment was moderated by growth in Tang beverages in Brazil and the Philippines.  LAAP cheese volume was up mid-single digits with gains across most markets in both Latin America and Asia Pacific.

*     *     *

The company will host a conference call for members of the investment community to review its third quarter results at 5:00 p.m. ET on October 18, 2004.  Access to a live audio webcast is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 150 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including low carbohydrate diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#     #     #

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Quarters Ended September 30,
(in millions, except per share data)

	2004	2003	% Change

Net revenues	$7,831	$7,480	4.7%
Cost of sales	4,927	4,559	8.1%
Gross profit	2,904	2,921	(0.6)%
Marketing, administration and research costs	1,550	1,479
Asset impairment and exit costs	45	6
(Gains)/Losses on sales of businesses	8	(23)
Operating companies income	1,301	1,459	(10.8)%
Amortization of intangibles	2	2
General corporate expenses	46	47
Operating income	1,253	1,410	(11.1)%
Interest and other debt expense, net	163	159
Earnings before income taxes and minority interest	1,090	1,251	(12.9)%
Provision for income taxes	310	439	(29.4)%
Earnings before minority interest	780	812	(3.9)%
Minority interest in earnings, net	1	2
Net earnings	$779	$810	(3.8)%
Basic earnings per share (*)	$0.46	$0.47	(2.1)%
Diluted earnings per share (*)	$0.46	$0.47	(2.1)%
Weighted average number of shares outstanding - Basic	1,707	1,728	(1.2)%
- Diluted	1,710	1,728	(1.0)%

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Quarters Ended September 30,
(pounds in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Reported Volume
2004 Volume	1,209	536	1,074	558	3,377	699	546	1,245	4,622
2003 Volume	1,131	518	1,040	544	3,233	689	564	1,253	4,486
% Change	6.9%	3.5%	3.3%	2.6%	4.5%	1.5%	(3.2)%	(0.6)%	3.0%

Divested Businesses:
• Divested Businesses - 2003	—	—	—	—	—	(9)	—	(9)	(9)

Ongoing Volume - Including Acquisitions
2004 Volume	1,209	536	1,074	558	3,377	699	546	1,245	4,622
2003 Volume	1,131	518	1,040	544	3,233	680	564	1,244	4,477
% Change	6.9%	3.5%	3.3%	2.6%	4.5%	2.8%	(3.2)%	0.1%	3.2%

Memo: Acquired Businesses
Volume	96	—	14	1	111	—	—	—	111

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Quarters Ended September 30,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Net Revenues	$1,352	$1,222	$1,809	$1,088	$5,471	$1,745	$615	$2,360	$7,831
2003 Net Revenues	1,313	1,211	1,641	1,038	5,203	1,644	633	2,277	7,480
% Change	3.0%	0.9%	10.2%	4.8%	5.2%	6.1%	(2.8)%	3.6%	4.7%

Reconciliation:
2003 Net Revenues	$1,313	$1,211	$1,641	$1,038	$5,203	$1,644	$633	$2,277	$7,480
• Divested Businesses - 2004	—	—	—	—	—	—	4	4	4
• Divested Businesses - 2003	—	—	—	—	—	(27)	(3)	(30)	(30)
• Acquired Businesses	31	—	5	1	37	—	—	—	37
• Implementation Costs	—	(9)	—	—	(9)	—	—	—	(9)
• Currency	—	—	13	—	13	92	(20)	72	85
• Operations	8	20	150	49	227	36	1	37	264

2004 Net Revenues	$1,352	$1,222	$1,809	$1,088	$5,471	$1,745	$615	$2,360	$7,831

Memo: Ongoing, Constant Currency Revenues (1)
% Change	3.0%	1.7%	9.4%	4.8%	5.1%	2.2%	0.2%	1.6%	4.0%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the growth prospects of the business on a go-forward basis, and provides improved comparability of results.

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Quarters Ended September 30,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Operating Companies Income	$363	$218	$284	$209	$1,074	$170	$57	$227	$1,301
2003 Operating Companies Income	385	230	287	222	1,124	238	97	335	1,459
% Change	(5.7)%	(5.2)%	(1.0)%	(5.9)%	(4.4)%	(28.6)%	(41.2)%	(32.2)%	(10.8)%

Reconciliation:
2003 Operating Companies Income	$385	$230	$287	$222	$1,124	$238	$97	$335	$1,459
• Divested Businesses - 2004	—	—	—	—	—	—	(1)	(1)	(1)
• Divested Businesses - 2003	—	—	—	—	—	(3)	—	(3)	(3)
• Asset Impairment and Exit Costs - 2004	—	(5)	(1)	—	(6)	(36)	(3)	(39)	(45)
• Asset Impairment and Exit Costs - 2003	—	—	—	—	—	6	—	6	6
• Implementation Costs - 2004	—	(12)	(1)	—	(13)	(3)	—	(3)	(16)
• Gains/(Losses) on Sales of Businesses - 2004	—	—	—	—	—	—	(8)	(8)	(8)
• (Gains)/Losses on Sales of Businesses - 2003	—	—	—	—	—	(23)	—	(23)	(23)
• Currency	—	—	3	—	3	11	(4)	7	10
• Operations	(22)	5	(4)	(13)	(34)	(20)	(24)	(44)	(78)

2004 Operating Companies Income	$363	$218	$284	$209	$1,074	$170	$57	$227	$1,301

KRAFT FOODS INC.
and Subsidiaries
Condensed Statements of Earnings
For the Nine Months Ended September 30,
(in millions, except per share data)

	2004	2003	% Change

Net revenues	$23,729	$22,680	4.6%
Cost of sales	14,848	13,603	9.2%
Gross profit	8,881	9,077	(2.2)%
Marketing, administration and research costs	4,765	4,422
Asset impairment and exit costs	482	6
(Gains)/Losses on sales of businesses	8	(23)
Operating companies income	3,626	4,672	(22.4)%
Amortization of intangibles	8	7
General corporate expenses	134	139
Operating income	3,484	4,526	(23.0)%
Interest and other debt expense, net	487	502
Earnings before income taxes and minority interest	2,997	4,024	(25.5)%
Provision for income taxes	956	1,413	(32.3)%
Earnings before minority interest	2,041	2,611	(21.8)%
Minority interest in earnings, net	4	4
Net earnings	$2,037	$2,607	(21.9)%
Basic earnings per share (*)	$1.19	$1.51	(21.2)%
Diluted earnings per share (*)	$1.19	$1.51	(21.2)%
Weighted average number of shares outstanding - Basic	1,712	1,728	(0.9)%
- Diluted	1,716	1,729	(0.8)%

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Volume by Business Segments
For the Nine Months Ended September 30,
(pounds in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Reported Volume
2004 Volume	3,917	1,553	3,311	1,675	10,456	2,091	1,643	3,734	14,190
2003 Volume	3,702	1,536	3,200	1,665	10,103	2,099	1,655	3,754	13,857
% Change	5.8%	1.1%	3.5%	0.6%	3.5%	(0.4)%	(0.7)%	(0.5)%	2.4%

Divested Businesses:
• Divested Businesses - 2004	—	—	—	—	—	—	(1)	(1)	(1)
• Divested Businesses - 2003	—	—	—	—	—	(40)	(1)	(41)	(41)

Ongoing Volume - Including Acquisitions
2004 Volume	3,917	1,553	3,311	1,675	10,456	2,091	1,642	3,733	14,189
2003 Volume	3,702	1,536	3,200	1,665	10,103	2,059	1,654	3,713	13,816
% Change	5.8%	1.1%	3.5%	0.6%	3.5%	1.6%	(0.7)%	0.5%	2.7%

Memo: Acquired Businesses
Volume	213	—	32	3	248	40	—	40	288

KRAFT FOODS INC.
and Subsidiaries
Reported Net Revenues by Business Segment
For the Nine Months Ended September 30,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Net Revenues	$4,454	$3,528	$5,396	$3,189	$16,567	$5,287	$1,875	$7,162	$23,729
2003 Net Revenues	4,413	3,555	4,901	3,093	15,962	4,884	1,834	6,718	22,680
% Change	0.9%	(0.8)%	10.1%	3.1%	3.8%	8.3%	2.2%	6.6%	4.6%

Reconciliation:
2003 Net Revenues	$4,413	$3,555	$4,901	$3,093	$15,962	$4,884	$1,834	$6,718	$22,680
• Divested Businesses - 2004	—	—	—	—	—	—	19	19	19
• Divested Businesses - 2003	—	—	—	—	—	(91)	(20)	(111)	(111)
• Acquired Businesses	70	—	12	3	85	21	—	21	106
• Implementation Costs	—	(9)	—	—	(9)	—	—	—	(9)
• Currency	—	—	125	—	125	469	34	503	628
• Operations	(29)	(18)	358	93	404	4	8	12	416

2004 Net Revenues	$4,454	$3,528	$5,396	$3,189	$16,567	$5,287	$1,875	$7,162	$23,729

Memo: Ongoing, Constant Currency Revenues (1)
% Change	0.9%	(0.5)%	7.5%	3.1%	3.1%	0.5%	0.4%	0.5%	2.3%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program. The company believes this measure better represents the growth prospects of the business on a go-forward basis, and provides improved comparability of results.

KRAFT FOODS INC.
and Subsidiaries
Reported Operating Companies Income by Business Segment
For the Nine Months Ended September 30,
($ in millions)

	U.S. Beverages & Grocery	U.S. Snacks	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2004 Operating Companies Income	$1,293	$386	$711	$593	$2,983	$471	$172	$643	$3,626
2003 Operating Companies Income	1,451	697	943	646	3,737	666	269	935	4,672
% Change	(10.9)%	(44.6)%	(24.6)%	(8.2)%	(20.2)%	(29.3)%	(36.1)%	(31.2)%	(22.4)%

Reconciliation:
2003 Operating Companies Income	$1,451	$697	$943	$646	$3,737	$666	$269	$935	$4,672
• Divested Businesses - 2004	—	—	—	—	—	—	1	1	1
• Divested Businesses - 2003	—	—	—	—	—	(15)	(2)	(17)	(17)
• Asset Impairment and Exit Costs - 2004	(19)	(190)	(90)	(8)	(307)	(149)	(26)	(175)	(482)
• Asset Impairment and Exit Costs - 2003	—	—	—	—	—	6	—	6	6
• Implementation Costs - 2004	—	(20)	(2)	—	(22)	(4)	—	(4)	(26)
• Gains/(Losses) on Sales of Businesses - 2004	—	—	—	—	—	—	(8)	(8)	(8)
• (Gains)/Losses on Sales of Businesses - 2003	—	—	—	—	—	(23)	—	(23)	(23)
• Currency	—	—	21	—	21	57	(6)	51	72
• Operations	(139)	(101)	(161)	(45)	(446)	(67)	(56)	(123)	(569)

2004 Operating Companies Income	$1,293	$386	$711	$593	$2,983	$471	$172	$643	$3,626

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share
For the Quarters Ended September 30,
($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2004 Net Earnings	$779	$0.46
2003 Net Earnings	810	0.47
% Change	(3.8)%	(2.1)%

Reconciliation:
2003 Reported	$810	$0.47
• Asset Impairment, Exit & Implementation Costs	(37)	(0.02)
• Gains/Losses on Sales of Businesses	(20)	(0.01)
• Change in Tax Rate	73	0.04
• Shares Outstanding		0.01
• Currency	6	—
• Operations	(53)	(0.03)

2004 Reported	$779	$0.46

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Reported Net Earnings and Diluted Earnings Per Share

For the Nine Months Ended September 30,
($ in millions, except per share data)

	Net Earnings	Diluted EPS (*)
2004 Net Earnings	$2,037	$1.19
2003 Net Earnings	2,607	1.51
% Change	(21.9)%	(21.2)%

Reconciliation:
2003 Reported	$2,607	$1.51
• Asset Impairment, Exit & Implementation Costs	(323)	(0.19)
• Gains/Losses on Sales of Businesses	(20)	(0.01)
• Change in Tax Rate	91	0.05
• Currency	47	0.03
• Shares Outstanding		0.01
• Operations	(365)	(0.21)

2004 Reported	$2,037	$1.19

(*) Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

KRAFT FOODS INC.
and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios)

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$202	$514
All other current assets	7,929	7,610
Property, plant and equipment, net	9,835	10,155
Goodwill	25,766	25,402
Other intangible assets, net	11,116	11,477
Other assets	4,442	4,127

Total assets	$59,290	$59,285

Liabilities and Shareholders’ Equity
Short-term borrowings	$159	$553
Current portion of long-term debt	1,500	775
Due to Altria Group, Inc. and affiliates	221	543
All other current liabilities	5,973	5,990
Long-term debt	10,972	11,591
Deferred income taxes	5,808	5,856
Other long-term liabilities	5,437	5,447
Total liabilities	30,070	30,755
Total shareholders’ equity	29,220	28,530

Total liabilities and shareholders’ equity	$59,290	$59,285

Total debt	$12,852	$13,462
Capitalization (debt and equity)	$42,072	$41,992
Debt/capitalization ratio	0.31	0.32